Exhibit 15.2

October 26, 2021

To the Partners of Prologis, L.P. and the Board of Directors of Prologis, Inc.

San Francisco, California

Re: Registration Statement No. 333-237366 on Form S-3; and Registration Statement No. 333-100214 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 26, 2021, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado